EXHIBIT F

             [Letterhead of Entergy Services, Inc.]


                                                   March 21, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

           I have reviewed Post-Effective Amendment No. 9 to the Application on Form U-1 (the "Amendment") to be filed by Entergy Louisiana, Inc. ("Entergy Louisiana") relating to its proposed consent to the execution by River Fuel Company #2, Inc. of a new credit agreement (and any successor credit agreements) incorporating the terms described in the Amendment.. I am Counsel for Entergy Louisiana and am of the opinion that:

           (1) Louisiana is a corporation duly organized and validly existing under the laws of the State of Louisiana.

           (2) In the event that the proposed transactions are consummated in accordance with the Amendment:

           (a) insofar as the participation by Entergy Louisiana in said transactions is concerned, all state laws applicable thereto will have been complied with; and

           (b) the consummation by Entergy Louisiana of the proposed transactions will not violate the legal rights of the holders of any securities issued by Entergy Louisiana or any associate company thereof.

           I am a member of the Louisiana Bar and do not hold myself out as an expert on the laws of any other state.

           My consent is hereby given to the filing of this opinion as an exhibit to the Amendment.

                                   Very truly yours,

                                   /s/ Denise C. Redmann

                                   Denise C. Redmann, Esq.